Limited Proposed Ticker Symbol: UTME NASDAQ IPO – COMPANY PRESENTATION ISSUER FREE WRITING PROSPECTUS DATED 03/30/2021 FILED PURSUANT TO RULE 433 REGISTRATION STATEMENT NO. 333 - 237260 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Issuer Free Writing Prospectus, Cautionary Statement Concerning Forward Looking Statements 2 Filed pursuant to Rule 433 of the Securities Act of 1933 , as amended . This free writing prospectus related to the proposed initial public offering of ordinary shares of UTime Limited (the “Company,” “we,” “our” or “us), which are being registered on a registration statement on Form F - 1 /A (File No . 333 - 237260 ) (the “Registration Statement”) . The Registration Statement has not yet been declared effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the United States Securities and Exchange Commission (“SEC”) for more complete information about the Company and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, the Company and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949 . 502 . 4408 or by email at offerings@boustead 1828 . com or standard mail at Boustead Securities, LLC, Attn : Equity Capital Markets, 6 Venture, Suite 395 , Irvine, CA 92618 , USA . Readers are cautioned that securities of UTime Limited are highly speculative . No representation or warranty, expressed or implied, is or will be made and, save in the case of intention or fraud, no responsibility or liability is or will be accepted by the Company or by any of its directors, officers, employees, agents or affiliates as to or in relation to the presentation or the information contained therein or forming the basis of this presentation or for any reliance placed on the presentation by any person whatsoever . This presentation includes statements that are, or may be deemed, "forward - looking statements . " In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans,” "intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, outlook, analyses or current expectations concerning, among other things, the mobile device market in China and the prospects of our business as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operations, financial conditions and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the prospectus contained in Registration Statement . In addition, even if our results of operations, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation . This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements . This presentation contains statistics and other data that has been obtained from or compiled from information made available by third parties . The Company has not independently verified such statistics or data . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, or will there be any sale of the Company’s securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering may only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration become effective . All references to dollar amounts in the offering summary or to use of proceeds are subject to change pending a final prospectus . Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus . Any representation to the contrary is a criminal offense . Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Form CRS/Reg BI Disclaimer 3 Boustead Securities, LLC is registered with the Securities and Exchange Commission (SEC) as a broker - dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC) . Brokerage and investment advisory services and fees differ and it is important for you to understand these differences . Free and simple tools are available to research firms and financial professionals at Investor . gov/CRS, which also provides educational materials about broker - dealers, investment advisers, and investing . When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours . At the same time, the way we make money creates a conflict with your interests . Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you . There are many risks involved with investing . For Boustead Securities customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https : //www . boustead 1828 . com/form - crs - reg - bi . For FlashFunders ’ visitors, you may review the Form CRS of Boustead Securities under the Form CRS section . Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others . © 2021 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

IPO Summary 4 Issuer UTime Limited Securities Ordinary Shares Exchange/Proposed Ticker NASDAQ: UTME Pre - Offering Shares Outstanding 4,517,793 Number of Shares Offered 3,750,000 Post - Offering Shares Outstanding 8,267,793 1 Offering Price per Share $4.00 - $5.00 Estimated Gross Proceeds $15.0 million Use of Proceeds • 15% for engaging local distribution channels and establishing a representative office in United States • 10% for forming local sales and distribution teams and recruiting experienced professionals globally • 5% for promoting activities through online platforms • 15% for launching 4G feature phones • 15% for developing Bluetooth glasses • 40% for working capital and general and administrative expenses Underwriter Boustead Securities, LLC Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. 1 There is no overallotment option for this offering.

Who We Are 5 About UTime We are committed to providing cost - effective mobile devices to consumers globally and to helping low - income individuals from established markets, including the United States, and emerging markets, including India and countries in South Asia and Africa, have better access to updated mobile technology . Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

What We Do • We are mainly engaged in the design, development, production, sales and brand operation of mobile phones, accessories and related consumer electronics. • We also provide Electronics Manufacturing Services (“EMS”) in which we manufacture products pursuant to customers’ orders and design clients’ products. 6 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Our In - House Brands • Our middle - to - high end label • Targets middle class consumers from emerging markets • Our low - to mid - end brand • Targets grassroots consumers and price - sensitive consumers in emerging markets 7 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. For illustrative purposes only.

Our Products 8 Smart Phone Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. For illustrative purposes only.

Our Competitive Strengths Experienced management: Our core management team members have at least 10 years of experience within the mobile phone industry, and most of them form erl y worked at well - known publicly traded companies. Comprehensive global industry ecosystem: Our integration of development, manufacturing, sales and after - sale services in China, India, Africa, the United States and Sout h America, combined with our extensive industry experience, makes us a comprehensive global ecosystem for our products. Strong production capacity: Currently, our company has three high - end Surface Mounting Technology (“SMT”) production and test lines, 11 assembly lines of wh ich six lines are leased, and four leased packaging lines. Each SMT has a production capacity of 600,000 pieces per month, and our mo nth ly assembling capacity has reached over 1 million units. Niche market positioning: We have laid our focus in the middle and low - end markets of developing countries, where the markets are fairly new and generally devoid of intense competition that could create new demand, ahead of our competitors in the same industry segment, such as the markets in India. Cost - effective products: We believe our products are comparable in quality to the large brands and are also price competitive. We believe we fit the n eed s of low - to - mid income groups of many developing countries and we believe we avoid the vicious competition from large international brand s. 9 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Our Strategies 1. Optimize the structure of Original Equipment Manufacturer (“OEM”) and Original Design Manufacturer (“ODM”) customers and orders. 2. Develop our own brand and enhance brand recognition. 3. Expand our (local) sales network overseas. 4. Dual - brand pricing strategy: developing the “Do” and “ UTime ” brands at the same time but targeting different segments. 5. Expand and diversify our product portfolio. 10 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Management Team

Bao Minfei
Chief Executive Officer & Chairman

1999 - 2006
Vice President
TCL Communication Technology
(SZ000100 HK:02618)

1997 - 1999
Manager
UTStarcom Shanghai Corp (UTSI)

Chen Yihuang
Chief Operating Officer

2011 - 2015
Vice President of Product
Shenzhen Hongyu Technology Co., Ltd.

2009 - 2011
Vice President
Shenzhen Suopuxunda Technology Co., Ltd

2003 - 2008
Senior Product Manager
Amoi Technology Co., Ltd.
(600057)

Cao Honggang
Chief Manufacturing Officer

2006 - 2008
Head of Quality Control
United Creation Technology Co., Ltd
(OC:839484)

2004 - 2006
Quality Engineer
TCL Communication Technology
(SZ000100 HK:02618)

Yu Shibin
Chief Financial Officer
CPA/CFA

2017 - 2019
Senior Associate
BDO China Shu Lun Pan Certified Public Accountants LLP

2013 - 2017
Taxation Supervisor
Edan Instruments, Inc.
(SZ300206)

11

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Thank You Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved. Lead Underwriter: Boustead Securities, LLC offerings@boustead1828.com +1 (949) 502 - 4408 At the Company : Minfei Bao bminfei@utimemobile.com +86 755 86512266